Exhibit 99

Investor Contacts:	Media Contacts:
Jill Hennessey 216-222-9253 jill.hennessey@nationalcity.com	Kristen Baird Adams 216-346-6803 or 216-222-8202 kristen.bairdadams@nationalcity.com

or

Kelly Wagner Amen 216-222-9514 kelly.wagneramen@nationalcity.com
NATIONAL CITY HOSTS ANNUAL ANALYSTS’ CONFERENCE
Provides Details on Mortgage Banking Restructuring and Updates on Corporate and Business Strategies
     NEW YORK, Sept. 6, 2007 — In conjunction with the company’s annual Analysts’ Conference in New York City, members of National City Corporation’s senior management team met today with analysts and institutional investors to provide an update on overall corporate strategies and to discuss current developments across the company’s major businesses.
     The meeting commenced with an update on the Mortgage Banking business, with Vice Chairman and CFO Jeffrey D. Kelly detailing aggressive steps the company has taken at its National City Mortgage and National Home Equity business units in response to changing conditions in the mortgage markets. An overview of those actions — along with their financial effects — includes:
•	Suspension of broker-sourced originations of home equity loans and merging the National Home Equity (NHE) unit into National City Mortgage in August, resulting in the elimination of approximately 500 positions. Severance and other charges totaling up to $10 million will be recorded in the third quarter.

•	Reduction in non-agency eligible origination capacity at National City Mortgage in light of expected lower demand for these types of products going forward. This action was initiated in early September and will result in the elimination of approximately 800 positions in the Mortgage unit and related support functions. The company expects to record severance and other one-time charges of $18 million to $25 million in September in connection with this action.

•	Evaluation as to whether held-for-sale mortgage and home equity loans should be reclassified to held for investment based on continued lack of liquidity in the mortgage capital markets. In connection with that review, certain held-for-sale home equity loans and lines were transferred into portfolio at fair value, which approximated their cost basis. The status of other held-for-sale loans, principally so-called Alt-A and closed end second mortgages, will continue to be monitored in September, with the potential for fair value writedowns currently estimated at around $30 million.

•	And, an ongoing review of the Mortgage Banking cost structure, with the objective of assuring future profitability of the mortgage origination function at lower levels of volume.
     Including the aforementioned items, the charges and unusual items expected to be recorded in the third quarter related to the Mortgage Banking line of business total approximately $200 million pre-tax, and are consistent with expectations of a loss for the quarter in this business line of $130 million to $160 million after tax, exclusive of net MSR (mortgage servicing rights) hedging gains estimated at $20 million to $25 million after tax. The Mortgage Banking business line had net income of $69 million for the first half of 2007, including net MSR hedging, and is expected to be modestly profitable in the fourth quarter.
     Also during today’s conference, National City Chief Credit Officer Robert C. Rowe reviewed credit trends, noting that the commercial loan portfolio is stable, and that the consumer portfolio continues to be very strong.

     The primary area of credit focus is in real estate. While the majority of the company’s real estate risk levels are stable to modestly increasing, there are certain sub-sectors of the portfolio that have come under greater stress as difficult market conditions continue. In particular, portions of the First Franklin sub-prime run-off portfolio, investment real estate, and loans to individuals to finance real estate investment are subject to increased loan loss reserve requirements in the second half of this year.
     National City also discussed developments and strategies in its core retail, corporate, and wealth management businesses. These businesses are dedicated to serving customers throughout National City’s footprint in an integrated, synergistic fashion. In all three business lines, the focus is on long-term relationships and gaining “share of wallet” across all customer segments. This business model and market approach has been and will be applied to the company’s recent acquisitions in Florida and Chicago.
     Finally, President and CEO Peter E. Raskind discussed overall strategic objectives, including near term areas of focus for the company:
•	Continued improvement in penetration of customer share of wallet, both businesses and consumers;

•	Continued progress in the company’s Market Sales Process, designed to consistently deliver one bank to National City customers across all lines of business;

•	Enhanced cost management;

•	Continued improvement in the company’s mortgage segment, ensuring staffing and anticipated origination volumes are appropriately in line;

•	Ongoing progress in the integration of National City’s Florida operations and MAF Bancorp of Chicago following last week’s close of that transaction;

•	And, continuing to instill a heightened sense of accountability throughout the organization.
     A replay of National City’s Analysts’ Conference will be available beginning 12:30 a.m. ET, Friday, September 7, 2007 through 11:59 p.m. ET, Friday, September 14, 2007 by dialing 1-800-475-6701 (domestic) or 1-320-365- 3844 (international) using the confirmation code 882759. A replay of the video Web cast will be available on the Corporation’s Web site after the live event and remain on the site for 60 days.
Forward-Looking Statements
This news release contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements is available in the Corporation’s annual report on Form 10-K for the year ended December 31, 2006, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at nationalcity.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.
About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania and Wisconsin, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at www.nationalcity.com.
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